UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 23, 2012
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BLACK HILLS CORPORATION
(Exact name of registrant as specified in its charter)
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South Dakota
(State or other jurisdiction of incorporation)
001-31303	46-0458824
(Commission File Number)	(IRS Employer Identification No.)

625 Ninth Street, PO Box 1400 Rapid City, South Dakota (Address of principal executive offices)	57709-1400
(Zip Code)
605.721.1700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 23, 2012, the registrant issued a press release announcing that its subsidiary, Black Hills Exploration and Production, Inc. (“Black Hills”), had entered into a definitive agreement to sell certain of its oil and gas leases and wells producing from the Bakken and Three Forks Shale in McKenzie County, North Dakota that are operated by Helis Oil & Gas Company, LLC to QEP Energy Company (“Purchase and Sale Agreement”) for approximately $243 million. The sale involves Black Hills non-operated interest in approximately 28,000 net lease acres and 73 gross wells. The properties represent approximately 15 percent of Black Hills' June year-to-date 2012 oil and gas production and 13 percent of year-end 2011 proved reserves. The Company expects net cash proceeds from the transaction, after purchase price adjustments, investment banking fees and other expenses to total approximately $230 to $240 million.
The effective date of the transaction is July 1, 2012, and closing is anticipated to occur in the third quarter. The transaction is subject to the closing of a similar transaction between Helis Oil & Gas Company, the operator of the wells, and QEP Energy Company, and other customary closing conditions. There is no assurance that all of the conditions to the consummation of the transaction will be satisfied.
The press release is attached as Exhibit 99 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99	Press Release dated August 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION

By: /S/ DAVID R. EMERY
David R. Emery
Chairman, President and
Chief Executive Officer

Date: August 27, 2012

Exhibit Index

Exhibit No.    Description

99        Press Release dated August 23, 2012